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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Stock Incentive Plan of Corrections Corporation of America of our report dated February 6, 2004 (except with respect to the matters discussed in the eleventh paragraph of Note 15 and the second paragraph of Note 17, as to which the date is February 19,
2004), with respect to the consolidated financial statements of Corrections Corporation of America, included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                         /s/ ERNST & YOUNG LLP


Nashville, Tennessee
May 11, 2004